Exhibit (a)(1)(iii)

NOTICE OF ELECTION TO WITHDRAW

OPTIONS FROM OFFER TO PURCHASE

Dear IDT Employee:

If you previously elected to accept our Offer to Purchase with regard to your options and you would like to change your election and reject the offer, you must sign this Notice and return it by mail to either (i) IDT Corporation, 520 Broad Street, Newark, New Jersey 07012, Attn: Shari Gordon, (ii) IDT Global Europe, Princes House, 95 Gresham Street, London EC2V 7NA, United Kingdom, Attn: Sonal Paprocki, or (iii) IDT Global Israel, 1 Golda Meir Blvd., POB 45211, Jerusalem 91450 Israel, Attn: Geoffrey Rochwarger before 5:00 p.m., New York City time, on Friday, March 24, 2006, unless the offer is extended.

To Whom It May Concern:

I previously received a copy of the Offer to Purchase and the Election to Tender Form. I signed and returned the Election to Tender Form, in which I elected to accept IDT’s Offer to Purchase with respect to those of my options indicated on the Election to Tender Form. I now wish to change that election and reject IDT’s Offer to Purchase with respect to the options identified below. I understand that, if I wish to withdraw any options granted to me on a certain date, I must withdraw all of the options granted to me on that date that were granted at the same exercise price. I further understand that by signing this Notice and delivering it to IDT I withdraw my acceptance of the offer with respect to the options identified below and reject the Offer to Purchase with respect to those options. I have read and understand all of the terms and conditions of the Offer to Purchase.

By rejecting the Offer to Purchase, I understand that I will not receive any cash for such options and I will retain my eligible options previously elected for tender at their current exercise price and subject to their current vesting schedule. These options will continue to be governed by the stock option plan under which they were granted and the existing option agreements (if any) between IDT and myself with respect to such options.

I hereby elect to withdraw the following options from the offer:

Option Grant Date	Number of Shares Underlying Options Outstanding	Option Exercise Price

(Please attach additional sheets, if necessary.)

Optionee’s Signature	Date

Optionee’s Name